Exhibit 10.1

Definitive Licensing Agreement

This Definitive Licensing Agreement (“Agreement”) is entered into this May 08, 2024 (the “Effective Date”) by and between:

(1) ABVC BioPharma, Inc., a company registered in Nevada. (“ABVC”); and

(2) OncoX BioPharma, Inc. (“ONCOX”), a company registered in the British Virgin Islands.; and ABVC and ONCOX shall be referred to individually as a “Party” and collectively as the “Parties”.

WHEREAS, the parties have agreed to the Key Terms (see Exhibit A) as outlined in the Term Sheet, and now formalize their understanding in this Definitive Agreement.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties agree as follows:

1. Upon signing this Definitive Agreement, ONCOX shall have the exclusive right, until the expiration of this agreement, to negotiate and execute a definitive licensing agreement for the licensed products with ABVC.

2. ONCOX has the right to team with partner(s) or transfer the right to a third party to negotiate and execute a definitive licensing agreement for the licensed products with ABVC.

3. ONCOX has satisfactorily completed a due diligence investigation of the Licensed Product.

4. ABVC and its Representatives shall deal exclusively with ONCOX with respect to any licensing in the same scope or similar arrangement surrounding the Licensed Product.

IN WITNESS WHEREOF, the parties hereto have executed this Definitive Agreement as of the Effective Date.

[Signature Page]

ABVC BioPharma, Inc.	OncoX BioPharma, Inc.

Authorized Signature/Seal	Authorized Signature/Seal

Name：	Name：
Uttam Yashwant Patil	Yen Wen Pin
Title:	Title：
CEO	CEO

Exhibit A

LICENSEE	OncoX BioPharma, Inc. (“ONCOX”)
LICENSOR	ABVC BioPharma, Inc. (“ABVC”) and its affiliates
THIRD PARTY	“Third Party” means a person or entity other than ONCOX or ABVC or their respective affiliates.
EFFECTIVE DATE	The effective dates of Definitive Agreement related to the Licensed Product that would be the result of Parties’ discussions
LICENSED PRODUCT	ABVC’s BLEX 404, single-herb botanical drug extract from the dry fruit body of Maitake Mushroom (Grifola Frondosa) for treatment of Pancreatic Cancer
TERRITORY	50% of the Worldwide Markets
GOVERNING LAW	Laws of the United States
FIELD OF USE	Pancreatic Cancer
RIGHTS GRANTED	ABVC shall grant to ONCOX an exclusive right within the Territory license to develop and commercialize the Licensed Product in the Territory within the Field of Use.
RESPONSIBILITIES & OBLIGATIONS

ABVC will be responsible for conducting the clinical development of the Licensed Product outside Territory and communicating the results as part of the Product Transfer (PT), which includes delivering the Licensed Product sufficient to support the clinical studies in Territory, delivering associated documents, manufacturing protocols, QC protocols, to enable ONCOX to develop and commercialize the Licensed Product in Territory.

ABVC will be responsible to secure the supply of the Licensed Product to ONCOX in the Territory with an agreed price and quantity while A will secure the purchase of the Licensed Products from ABVC in the Territory with committed volume. Further details are to be defined in the Definitive Agreement.

ONCOX shall be responsible for completing regulatory filing of IND in the Territory.

ABVC will be responsible for providing the Licensed Product to ONCOX at cost, to support clinical development in the Field of Use in the Territory.

ONCOX will be responsible for further development and commercialization of the Licensed Product in the Field of Use in the Territory, including any clinical development, regulatory affairs (including regulatory filings and approvals), and commercialization of the Licensed Product.

As part of this license, ONCOX will grant ABVC a perpetual, royalty-free right to use and reference any development, regulatory, and market data associated with the Licensed Product in ONCOX’s control.

EXCLUSIVITY/ NON-COMPETE	During the collaboration, neither Parties or its affiliates will work on development of or commercialize in Territory any products containing Maitake Mushroom as the sole active ingredient or in combination with one or more other active ingredients outside of this Agreement or without a specific mutually agreed to written plan for depression indication.

TECHNOLOGY SHARING	After the Effective Date, and at a time to be agreed upon by ONCOX and ABVC in the Definitive Agreement, ABVC would transfer to ONCOX in English that data related to any Licensed Products in ABVC’s possession and control that is required by regulatory authorities for opening an IND, NDA.
INTELLECTUAL PROPERTY RIGHTS

Intellectual Property means any patent, copyright, trade secret, trademark or other proprietary right；including all their applications , registrations, renewals and extensions.

Each Party or its Affiliates owns all rights, title and interest of the Intellectual Property developed or controlled by itself and will be responsible for filing and maintaining the Intellectual Property in the Territory at its own cost.

Each Party warrants it does not and will not infringe, violate or misappropriate any trademark, patent, copyright, industrial design, trade secret or any other intellectual property or proprietary right of any Third Party.

No right, title or interest is granted to the other Party in the Definitive Agreement, whether expressly or by implication, to any technology or Intellectual Property rights owned by a Party other than pursuant to the terms of the Definitive Agreement.

Each Party will retain an unconditional and unlimited right of access, inclusion, citation, electronic or photo copy, and regulatory cross reference, without limitation, to any and all regulatory, technical, and scientific documentations, and any and all communications with any and all regulatory authorities in the other Party’s Territory for all matters related to each Licensed Product during the License Term.

MILESTONE & ROYALTY PAYMENTS	See Exhibit B.
TAX	Payments to Licensor as detailed in Exhibit B are likely considered Licensor’s income generated in Territory. Licensor is responsible for income tax, value-added tax, and other related fees levied by Territory government authorities on these payments. If and to the extent that provision is made in law or regulation of Territory for withholding of taxes with respect to any such payment, Licensee shall pay such taxes on behalf of Licensor and provide Licensor with original receipt of such tax payments or withholding.
NET SALES

“Net Sales” means the total amount of invoices issued by the Licensee for selling the Product of each pack size in the Territory to the Third Parties responsible for distribution / logistics, minus the amount of allowable deduction items related to the Product actually provided to non-affiliates as follows:

a) sales value added tax

b) allowance, discount or rebate for rejection, defect, recall, return, retroactive price reduction

Net Sales shall be accounted in accordance with arm-length principles, industry standards and practices of the Territory, covering all sales of the Product to the Field of Use in the Territory. Any allowance, discount or rebate for any Third Party sales and marketing activities shall not be deducted from the Net Sales calculation.

Licensee shall allow Licensor to appoint a Third Party independent auditor to audit the financial accounts of Licensee or its affiliates to confirm the reasonableness and accuracy of the Net Sales calculation of the Product each year during the License Term.

LICENSE TERMS	The term of licensing for the Licensed Product in the Territory is 20 years.
MANUFACTURING

Both Parties desire Licensee is responsible for the Licensed Product API manufacturing under CMO model as global primary supplier. Both Parties agree further study and analysis are to be performed for the feasibility from technical and financial perspective before the execution of related manufacturing agreement.

Manufacturing of Licensed Product finished product is subject to negotiation by both Parties.

Exhibit B

All payments below are pre-tax total payments in USD.

Milestones	Timeline	Payment to ABVC
Upfront	Due 30 days after the signature of the Investment Agreement	$6,250,000 (or 1,250,000 shares of ONCOX at $5/share)
A cash payment of $100,000 and above at any time will then be deducted from the second milestone payment.
Completion Of Fundraising	Due 30 days upon completion of next round fundraising	US $625,000
Total Licensing Fee	$6,875,000
Royalties	5% of annual Net Sales, accumulated to a total of US$6,250,000

Royalties shall be payable quarterly on annual Net Sales of the Licensed Product from the first commercial sale of a Licensed Product in the Territory to the end of License Terms.

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